FOR IMMEDIATE RELEASE

Captaris Reports Third Quarter 2007 Financial Results

EPS of $0.02

Bellevue, Wash. — November 5, 2007 — Captaris, Inc. (NASDAQ: CAPA), a leading provider of software products that automate document-centric processes, today reported financial results for its third quarter ended September 30, 2007. The results for the quarter included the operations of Castelle from the date of acquisition, July 10, 2007.

Total revenue for the third quarter was $23.3 million, compared to $24.6 million in the prior year’s third quarter and consistent with the $23 million estimate stated in our press release on October 11. Third quarter revenue by category compared to the third quarter of 2006 was as follows:

•	Software revenue was $7.7 million, a decrease of $2.0 million
•	Maintenance, support and service revenue was $10.0 million, an increase of $628,000, including $483,000 of Castelle revenue
•	Hardware revenue was $3.9 million, a decrease of $1.6 million
•	Appliance revenue, the Castelle product line of hardware and embedded software, was $1.6 million

Gross profit was $16.3 million, compared to $17.1 million in the prior year’s third quarter, and gross margin was 70.1%, compared to 69.7% in the same quarter last year.

Total operating expenses for the third quarter were $17.9 million, compared to $15.1 million in the prior year’s third quarter. The increase in operating expenses reflects $1.8 million for Castelle, including an in-process research and development charge of $219,000.

David P. Anastasi, President and CEO of Captaris, stated, “While we are disappointed in our overall third quarter revenue result, from a slow start in July and August, we are encouraged by a rebound beginning in September that has carried over through October. Our overall pipeline is solid and we remain optimistic that we are experiencing a positive recovery.

We continue to progress with initiatives designed to strengthen our distribution capabilities, accelerate product development, and better position ourselves in key targeted markets. Our product development is focused on new enhancements to our core platforms that we believe will provide new revenue streams and expand the demand for our product offerings. At the same time, we continue ongoing efforts to realize improved operating efficiencies.”

The Company recognized stock-based compensation expense of $439,000 in the third quarter of 2007, compared to $235,000 in the third quarter of 2006. Amortization of intangible assets for the third quarter of 2007 was $890,000, including $508,000 in cost of revenue and $382,000 in operating expenses, compared to $835,000 in the third quarter of 2006, including $481,000 in cost of revenue and $354,000 in operating expenses. Depreciation was $644,000 in the third quarter of 2007, compared to $749,000 in the third quarter of 2006.

The Company reported net income for the third quarter of 2007 of $486,000, or $0.02 per basic and diluted share, compared to net income of $1.6 million, or $0.06 per basic and diluted share, for the same period in 2006. Results in 2007 included a $1.6 million tax benefit due to R&D tax credits and a change in our estimated effective rate for the year.

For the nine months ended September 30, 2007, net revenue was $66.7 million, consistent with total revenue for the same period in 2006. Operating expenses for the nine month period ended September 30, 2007 were $50.0 million, compared to $45.4 million in the same period in 2006. Net income for the first nine months of 2007 was $56,000, or breakeven per basic and diluted share, compared to net income of $1.7 million, or $0.06 per basic and diluted share, for the same period in 2006.

Cash flow from operations was $2.0 million in the third quarter of 2007, compared to $5.6 million in the prior year’s third quarter. Cash flow from operations for the first nine months of 2007 was $8.9 million, compared to $12.0 million for the same period in 2006.

Consolidated cash, cash equivalents and investment balances as of September 30, 2007 totaled $46.5 million, compared to $61.2 million as of June 30, 2007 and $56.9 as of September 30, 2006. The decrease is primarily due to cash paid to acquire of Castelle of $12.0 million, net of acquired cash. Deferred revenue at September 30, 2007 was $27.7 million compared to $23.8 million at September 30, 2006.

Stock Repurchase
During the quarter, the Company repurchased about 600,000 shares of its outstanding common stock at a cost of $3.1 million, at an average purchase price of $5.23 per share. In the last four quarters, the Company has repurchased 1.9 million shares at a cost of $11.6 million.

Captaris may repurchase shares under its stock repurchase program subject to overall market conditions, stock prices and its cash position and requirements. On September 30, 2007, the total number of outstanding common shares was approximately 26.7 million. As of September 30, 2007, $11.0 million was available for repurchase under the Company's stock repurchase program.

Conference Call
The Company will discuss its 2007 third quarter results and business outlook for the fourth quarter of 2007 on its regularly scheduled conference call today, November 5th, at 7:30 a.m. PT (10:30 a.m. ET). The live web cast of the conference call can be accessed from the Investor Relations section of the Captaris Web site at www.captaris.com or at www.mkr-group.com (under “featured events”). To access the live conference call, dial (800) 218-0713 and give the Company name “Captaris.” An audio replay of the conference call can be accessed at (800) 405-2236. The replay will be available starting two hours after the call and remain in effect until Monday, November 12th at 11:59 PT. The required pass code is 11098215#.

About Captaris, Inc.
Captaris, Inc. is a leading provider of software products that automate business processes, manage documents electronically and provide efficient information delivery. The products of Captaris and its subsidiary Castelle, including Captaris RightFax, Captaris Workflow, Captaris Alchemy and the Castelle FaxPress line of products, are distributed through a global network of leading technology partners. We have customers in financial services, healthcare, government and many other industries, and our products are installed in all of the Fortune 100 and many Global 2000 companies. Headquartered in Bellevue, Washington, Captaris was founded in 1982 and is publicly traded on the NASDAQ Global Market under the symbol CAPA. For more information please visit www.captaris.com.

The following are registered trademarks and trademarks of Captaris: Captaris, Alchemy, RightFax and Captaris Workflow. FaxPress is a trademark of Castelle. All other brand names and trademarks are the property of their respective owners.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding our plan to repurchase shares under our stock repurchase plan. Forward-looking statements include all passages containing verbs such as "aims," "anticipates," "estimates," "expects," "intends," "plans," "predicts," "projects" or "targets" or nouns corresponding to such verbs. Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of the management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect Captaris’ actual results include, among others, the impact, if any, of stock-based compensation charges, the potential failure to maintain and expand Captaris’ network of dealers and resellers or to establish and maintain strategic relationships, inability to integrate recent and future acquisitions, inability to develop new products or product enhancements on a timely basis, inability to protect our proprietary rights or to operate without infringing the patents and proprietary rights of others, and quarterly and seasonal fluctuations in operating results. More information about factors that potentially could affect Captaris’ financial results is included in Captaris’ quarterly reports on Form 10-Q filed in 2007, and most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, Captaris undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS

Captaris, Inc.	MKR Group, Inc.
Erika Simms	Investor Relations
Treasury Analyst	Todd Kehrli or Jim Byers
(425) 638-4048	(323) 468-2300
ErikaSimms@Captaris.com	capa@mkr-group.com

Captaris, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)
	September 30,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$11,230	$10,695
Short-term investments, available-for-sale	2,819	7,084
Accounts receivable, net	16,206	21,347
Inventories, net	1,837	961
Prepaid expenses and other current assets	3,683	2,971
Income tax receivable and current deferred tax assets, net	2,880	3,052
Total current assets	38,655	46,110

Long-term investments, available-for-sale	32,474	41,584
Restricted cash	1,000	1,000
Other long-term assets	498	303
Equipment and leasehold improvements, net	7,376	4,340
Intangible assets, net	12,596	6,570
Goodwill	37,521	32,199
Long-term deferred tax assets, net	6,021	3,842
Total assets	$136,141	$135,948

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$6,087	$5,308
Accrued compensation and benefits	4,310	4,522
Other accrued liabilities	2,172	1,920
Income taxes payable	571	192
Deferred revenue	21,898	20,328
Total current liabilities	35,038	32,270

Other long-term accrued liabilities	702	307
Long-term deferred revenue	5,805	5,544
Total liabilities	41,545	38,121

Shareholders' equity:
Common stock	267	275
Additional paid-in capital	42,023	46,614
Retained earnings	49,794	49,790
Accumulated other comprehensive income	2,512	1,148
Total shareholders' equity	94,596	97,827

Total liabilities and shareholders' equity	$136,141	$135,948

Captaris, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)
	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Net revenue:
Software revenue	$7,691	$9,647	$23,147	$25,164
Maintenance, support and services revenue	10,013	9,385	29,230	26,693
Hardware revenue	3,914	5,528	12,720	14,906
Appliance revenue	1,647	-	1,647	-
Net revenue	23,265	24,560	66,744	66,763

Cost of revenue	6,947	7,441	20,098	19,855

Gross profit	16,318	17,119	46,646	46,908

Operating expenses:
Research and development	4,453	3,029	11,272	9,387
Selling and marketing	8,452	7,806	25,630	23,779
General and administrative	4,352	3,929	13,170	12,139
Amortization of intangible assets	382	354	665	1,062
In progress research and development	219	-	219	-
Gain on sale of discontinued product line CallXpress	-	-	(1,000)	(1,000)
Total operating expenses	17,858	15,118	49,956	45,367

Operating loss	(1,540)	2,001	(3,310)	1,541

Other income (expense):
Interest income	467	481	1,590	1,394
Other income (expense), net	(47)	(146)	179	(237)
Other income	420	335	1,769	1,157

Income (loss) from continuing operations before income tax expense	(1,120)	2,336	(1,541)	2,698
Income tax expense (benefit)	(1,606)	693	(1,600)	989

Income from continuing operations	486	1,643	59	1,709

Discontinued operations:
Gain (loss) from sale of MediaTel assets, net of income tax expense (benefit)	-	(16)	(3)	27
Income (loss) from discontinued operations	-	(16)	(3)	27
Net income	$486	$1,627	$56	$1,736

Basic net income per common share:
Income from continuing operations	$0.02	$0.06	$0.00	$0.06
Income (loss) from discontinued operations	-	(0.00)	(0.00)	0.00
Net income	$0.02	$0.06	$0.00	$0.06

Diluted net income per common share:
Income from continuing operations	$0.02	$0.06	$0.00	$0.06
Income (loss) from discontinued operations	-	(0.00)	(0.00)	0.00
Net income	$0.02	$0.06	$0.00	$0.06

Weighted average basic common shares	26,968	27,859	27,212	28,131
Weighted average diluted common shares	27,504	28,472	27,965	28,617

Captaris, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)
	Nine Months Ended
	September 30,
	2007	2006

Cash flows from operating activities:
Net income	$56	$1,736
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation	1,961	2,407
Amortization	2,134	2,505
Stock-based compensation expense	971	476
In process research and development	219	-
(Gain) loss on disposition of assets	(7)	55
Provision for doubtful accounts	39	113
Changes in assets and liabilities:
Accounts receivables	5,937	3,046
Inventories, net	(138)	(187)
Prepaid expenses and other assets	(678)	(916)
Income tax receivable and deferred income taxes, net	(2,005)	3,070
Accounts payable	222	(802)
Accrued compensation and benefits	(806)	70
Other accrued liabilities	(71)	(466)
Income taxes payable	114	(647)
Deferred revenue	908	1,586
Net cash flow provided by operating activities	8,856	12,046

Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(4,156)	(530)
Purchase of investments	(19,528)	(51,965)
Purchase of Castelle, net of cash acquired	(11,974)	-
Proceeds from disposals of assets	55	7
Proceeds from sales and maturities of investments	32,903	48,878
Net cash used in investing activities	(2,700)	(3,610)

Cash from financing activities:
Proceeds from exercise of common stock options	2,160	1,250
Repurchase of common stock	(8,039)	(7,754)
Excess tax benefits from stock-based compensation	308	271
Net cash used in financing activities	(5,571)	(6,233)

Net increase in cash	585	2,203

Effect of exchange rate changes on cash	(50)	(45)

Cash and cash equivalents at beginning of period	10,695	6,420

Cash and cash equivalents at end of period	$11,230	$8,578